ROSS SYSTEMS, INC. AND SUBSIDIARIES

                                                                    Exhibit 99.2

         AMENDMENT TO CERTIFICATE OF INCORPORATION OF ROSS SYSTEMS, INC. EFFECTING A REDUCTION OF THE AUTHORIZED SHARE CAPITAL OF THE COMPANY

Effective November 14, 2002, the first paragraph of Article IV of the Company's Certificate of Incorporation was deleted in its entirety and replaced with the following:

      "The total number of shares of stock which the Corporation shall have the authority to issue is 20,000,000 shares, consisting of 15,000,000 shares of Common Stock, $0.001 par value, and 5,000,000 shares of Preferred Stock, $0.001 par value."


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